February 2, 2011
                                                                                Medium-Term Notes, Series D
                                                                                No. 2011-MTNDD0716
relating to Preliminary Pricing Supplement No. 2011-MTNDD0716 dated February 2, 2011
Registration Statement Nos. 333-157386 and 333-157386-01
                                                                                Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in International Equities

Mandatory Callable Participation Notes Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012
The Mandatory Callable Participation Notes Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012 (the “notes”) are callable equity-linked investments that offer a potential return linked to the iShares® MSCI Emerging Markets Index Fund.  The notes have a maturity of approximately one year but are subject to a mandatory call approximately six months after issuance if on the initial valuation date the closing price of the underlying shares is at or above the initial share price.  If the notes are mandatorily called, you will receive for each note you hold on the mandatory call date a fixed amount equal to the mandatory call amount.  Accordingly, you will not be able to participate in any appreciation of the closing price of the underlying shares beyond the mandatory call amount.  If on the initial valuation date the closing price of the underlying shares is below the initial share price, we will not call the notes.  As a result, the notes will offer leveraged exposure to any positive performance of the underlying shares and full 1-to-1 exposure to any negative performance of the underlying shares if the final share price is below the downside threshold price.  However, if the final share price declines from the initial share price but is at or above the downside threshold price, the notes will be redeemed for their $10 stated principal amount.  The notes do not guarantee any return of principal at maturity. The notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the notes are subject to the credit risk of Citigroup Inc.
SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the return of the principal amount of your investment at maturity is not guaranteed, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund (“EEM UP”)
Share underlying index:	MSCI Emerging Markets Index
Aggregate principal amount:	$
Stated principal amount:	$10 per note
Issue price:	$10 per note (see “Underwriting fee and issue price” below)
Pricing date:	February , 2011 (expected to price on or about February 22, 2011)
Original issue date:	February , 2011 (three business days after the pricing date)
Initial valuation date:	August , 2011 (expected to be August 22, 2011)
Mandatory call date:	August , 2011 (five business days after the initial valuation date)
Final valuation date:	February , 2012 (three business days prior to the maturity date)
Maturity date:	February 27, 2012
Mandatory call feature:
If the closing price of the underlying shares on the initial valuation date is greater than or equal to the initial share price, we will call the notes, in whole and not in part, and you will receive for each note you hold on the mandatory call date the mandatory call amount. Accordingly, if the notes are called, you will not participate in any appreciation of the closing price of the underlying shares beyond the mandatory call amount.

Mandatory call amount:	$10.50 to $10.65 (105.00% to 106.50% of the stated principal amount). The actual mandatory call amount will be determined on the pricing date.
Payment at maturity:	If the notes are not mandatorily called, you will receive for each note you hold on the maturity date:
■	If the final share price is greater than the initial share price: $10 + leveraged upside payment
■	If the final share price is less than or equal to the initial share price but greater than or equal to the downside threshold price: $10
■	If the final share price is less than the downside threshold price:
$10 x share performance factor
This amount will be less than the stated principal amount of $10. There is no minimum payment at maturity on the notes, and, accordingly, you could lose your entire investment.
Leveraged upside payment:	$10 x leverage factor x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$ , the closing price of one underlying share on the pricing date.
Downside threshold price:	$ (equal to 90% multiplied by the initial share price, to be determined on the pricing date)
Final share price:	The closing price of one underlying share on the final valuation date.
Leverage factor:	110%
CUSIP:	17316G438
ISIN:	US17316G4385
Listing:	The notes will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.
Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer(3)
Per note	$10.00	$0.20	$9.80
Total	$	$	$
(1) The actual public offering price, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $9.9333 per note. You should refer to “Fees and selling concessions” and “Syndicate information” for more information.
(2) Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of up to $0.20 for each note sold in this offering. The actual per note underwriting fee will be equal to the selling concession provided to selected dealers, as described in the next sentence.  Citigroup Global Markets will pay selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $0.20, subject to reduction for volume purchase discounts, for each $10 note they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $0.20, subject to reduction for volume purchase discounts, for each $10 note they sell.  Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” and “Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary for more information.
(3) The per note proceeds to Citigroup Funding indicated above represent the minimum per note proceeds to Citigroup Funding for any note, assuming the maximum per note underwriting fee of $0.20.  As noted in footnote (2), the underwriting fee is variable.
You should read this document together with the preliminary pricing supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement filed on February 2, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095010311000411/dp20979_424b2-mtndd0.htm

Prospectus Supplement filed on February 18, 2009:
http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:
http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the preliminary pricing supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Mandatory Callable Participation Notes Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Investment Overview
The Mandatory Callable Participation Notes Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012 (the “notes”) are callable equity-linked investments that offer a potential return linked to the iShares® MSCI Emerging Markets Index Fund.  The notes have a maturity of approximately one year but are subject to a mandatory call approximately six months after issuance if on the initial valuation date the closing price of the underlying shares is at or above the initial share price.  If the notes are mandatorily called, you will receive for each note you hold on the mandatory call date a fixed amount equal to the mandatory call amount of $10.50 to $10.65 (105.00% to 106.50% of the stated principal amount) (to be determined on the pricing date).  Accordingly, you will not be able to participate in any appreciation of the closing price of the underlying shares beyond the mandatory call amount.  If on the initial valuation date the closing price of the underlying shares is below the initial share price, we will not call the notes.  As a result, the notes will offer leveraged exposure to any positive performance of the underlying shares and full 1-to-1 exposure to any negative performance of the underlying shares if the final share price is below the downside threshold price.  However, if the final share price declines from the initial share price but is at or above the downside threshold price, the notes will be redeemed for their $10 stated principal amount.

iShares® MSCI Emerging Markets Index Fund Overview

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the iShares® MSCI Emerging Markets Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information, please see “Information about the Underlying Shares” in this offering summary.

Information as of market close on February 1, 2011:

Bloomberg Ticker Symbol:	EEM UP

Current Share Price:	$46.92

52 Weeks Ago (on 2/2/2010):	39.63

52 Week High (on 11/4/2010):	48.58

52 Week Low (on 5/20/2010):	36.16

iShares® MSCI Emerging Markets Index Fund – Daily Closing Prices January 3, 2006 to February 1, 2011

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Mandatory Callable Participation Notes Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Key Investment Rationale
The notes can be used:

■
By investors who expect the closing price of the underlying shares to remain relatively neutral during the approximately six months from issuance to the initial valuation date and to increase during the approximately six months from the initial valuation date to the final valuation date.  As a result, investors should be prepared to accept the risk that the closing price of the underlying shares will experience immediate short-term volatility, and particularly that the closing price of the underlying shares on the initial valuation date will be significantly greater than 105.00% to 106.50% of the initial share price.   Investors in the notes should understand that they are taking differing views on the performance of the underlying shares in the short term during each six-month period, and it is impossible to predict such short-term performance.  Historically, the closing price of the underlying shares has been very volatile.

■
As an alternative to direct exposure to the underlying shares that enhances returns of any positive performance of the underlying shares, but only if the notes are not mandatorily called prior to maturity as explained herein.

■
To achieve similar levels of upside exposure to the underlying shares as a direct investment, while using fewer dollars by taking advantage of the leverage factor, but only if the notes are not mandatorily called prior to maturity as explained herein.

■	To obtain downside protection if the final share price declines from the initial share price but is at or above the downside threshold price.
■
To obtain a fixed return of 5.00% to 6.50% (to be determined on the pricing date) while accepting the risk of not being able to participate in any positive performance of the underlying shares from issuance until the mandatory call date, but only if the notes are mandatorily called prior to maturity as explained herein.  If the notes are not mandatorily called prior to maturity, you will not receive the fixed return of 5.00% to 6.50%, and you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Scenario 1
The closing price of the underlying shares on the initial valuation date is greater than or equal to the initial share price, and we call the notes, irrespective of the amount of such increase over the initial share price.  On the mandatory call date, the notes are redeemed for the mandatory call amount of $10.50 to $10.65 per note (105.00% to 106.50% of the stated principal amount) (to be determined on the pricing date).  See Examples A and B, which illustrate two different circumstances under which the notes will be mandatorily called, under “Hypothetical Payments on the Notes.”

Scenario 2
The closing price of the underlying shares on the initial valuation date is less than the initial share price, and we do not call the notes.  On the final valuation date, the final share price has increased from the initial share price, and, at maturity, the notes are redeemed for the stated principal amount of $10 per note plus 110% of the share percent increase.  See Example C under “Hypothetical Payments on the Notes.”

Scenario 3
The closing price of the underlying shares on the initial valuation date is less than the initial share price, and we do not call the notes.  On the final valuation date, the final share price has decreased from the initial share price but is at or above the downside threshold price, and, at maturity, the notes are redeemed for the stated principal amount of $10 per note.  See Example D under “Hypothetical Payments on the Notes.”

Scenario 4 (Worst-Case Scenario)
The closing price of the underlying shares on the initial valuation date is less than the initial share price, and we do not call the notes.  On the final valuation date, the final share price has decreased from the initial share price and is below the downside threshold price, and, at maturity, the notes are redeemed for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the price of the underlying shares from the initial share price.  See Example E under “Hypothetical Payments on the Notes.”

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Mandatory Callable Participation Notes Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Summary of Selected Key Risks (see page 13)

■	No guaranteed return of principal.

■	No interest payments.

■	The notes may be mandatorily called, which limits the potential return on the notes and the opportunity to participate in any appreciation of the price of the underlying shares.

■	The underlying shares have been very volatile over the short term, which will affect whether the notes will be mandatorily called.

■	If the notes are not mandatorily called and the final share price is below the downside threshold price, your investment in the notes will result in a loss.

■
The market price of the notes will be influenced by many unpredictable factors, including the trading price, volatility and dividend yield of the underlying shares and the stocks composing the share underlying index, and you may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

■
The notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the notes, and any actual or anticipated change to its credit ratings and credit spreads may adversely affect the market value of the notes.

■	Investing in the notes is not equivalent to investing in the underlying shares, the share underlying index or the stocks composing the share underlying index.

■	The price of the underlying shares is subject to currency exchange risk.

■	There are risks associated with investments in securities, such as the notes, linked to the value of emerging markets equity securities.

■	Adjustments to the underlying shares or the share underlying index could adversely affect the value of the notes.

■	The iShares® MSCI Emerging Markets Index Fund and the share underlying index are different.

■	The anti-dilution adjustments do not cover every event that could affect the underlying shares.

■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	The notes will not be listed on any securities exchange, and secondary trading may be limited.

■	The calculation agent, which is an affiliate of ours, will make determinations with respect to the notes.

■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the notes.

■	The U.S. federal income tax consequences of an investment in the notes are unclear.

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Mandatory Callable Participation Notes Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Fact Sheet

The notes offered are senior unsecured obligations of Citigroup Funding, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus, as supplemented or modified by this offering summary.  The notes have a maturity of approximately one year but are subject to a mandatory call approximately six months after issuance if on the initial valuation date the closing price of the underlying shares is at or above the initial share price.  If the notes are mandatorily called, you will receive for each note you hold on the mandatory call date a fixed amount equal to the mandatory call amount.  Accordingly, you will not be able to participate in any appreciation of the closing price of the underlying shares beyond the mandatory call amount.  If on the initial valuation date the closing price of the underlying shares is below the initial share price, we will not call the notes.  As a result, the notes will offer leveraged exposure to any positive performance of the underlying shares and full 1-to-1 exposure to any negative performance of the underlying shares if the final share price is below the downside threshold price.  However, if the final share price declines from the initial share price but is at or above the downside threshold price, the notes will be redeemed for their $10 stated principal amount.  The notes are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Notes program. All payments on the notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the notes.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February , 2011 (expected to price on or about February 22, 2011)	February , 2011 (three business days after the pricing date)	February 27, 2012
Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the return of the principal amount of your investment at maturity is not guaranteed, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund (“EEM UP”)
Share underlying index:	MSCI Emerging Markets Index
Aggregate principal amount:	$
Stated principal amount:	$10 per note
Issue price:	$10 per note (see “Syndicate Information”)
Denominations:	$10 per note and integral multiples thereof
Interest:	None
Initial valuation date:	August , 2011 (expected to be August 22, 2011)
Mandatory call date:	August , 2011 (five business days after the initial valuation date)
Final valuation date:	February , 2012 (three business days prior to the maturity date)
Mandatory call feature:
If the closing price of the underlying shares on the initial valuation date is greater than or equal to the initial share price, we will call the notes, in whole and not in part, and you will receive for each note you hold on the mandatory call date the mandatory call amount, which will be a fixed cash amount.  Accordingly, if the notes are called, you will not participate in any appreciation of the closing price of the underlying shares beyond the mandatory call amount.

Mandatory call amount:	$10.50 to $10.65 (105.00% to 106.50% of the stated principal amount). The actual mandatory call amount will be determined on the pricing date.
Payment at maturity:	If the notes are not mandatorily called, you will receive for each note you hold on the maturity date:
■	If the final share price is greater than the initial share price: $10 + leveraged upside payment
■	If the final share price is less than or equal to the initial share price but greater than or equal to the downside threshold price: $10
■	If the final share price is less than the downside threshold price:
$10 x share performance factor
This amount will be less than the stated principal amount of $10. There is no minimum payment at maturity on the notes, and, accordingly, you could lose your entire investment.
Leveraged upside payment:	$10 x leverage factor x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$ , the closing price of one underlying share on the pricing date.
Downside threshold price:	$ (equal to 90% multiplied by the initial share price, to be determined on the pricing date)

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Mandatory Callable Participation Notes Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Final share price:	The closing price of one underlying share on the final valuation date.
Risk factors:	Please see “Risk Factors” beginning on page 13.
Clearing and settlement:	DTC

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	17316G438
ISIN:	US17316G4385
Tax considerations:
Prospective investors should note that the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the notes offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Each holder, by purchasing a note, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the notes is respected and subject to the discussion in “Description of Notes—Certain United States Federal Tax Considerations” in the accompanying preliminary pricing supplement, the following U.S. federal income tax consequences should result under current law:

•     A U.S. Holder should not be required to recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale, exchange or early redemption.

•     Upon sale, exchange, early redemption or settlement of the notes at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the notes.  Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss should be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year at the time of the sale, exchange or settlement, and short-term capital gain or loss otherwise, including in the event of an early redemption.

Even if the treatment of the notes as prepaid forward contracts is respected, the notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code.  In that case, all or a portion of any long-term capital gain a U.S. Holder would otherwise recognize on a sale, exchange or retirement of the notes would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain the U.S. Holder would have recognized if on the issue date it had invested the face amount of its notes in the underlying shares and sold those shares for their fair market value on the date its notes are sold, exchanged or retired).  Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period the U.S. Holder held the notes and would be subject to an interest charge with respect to the deemed tax liability on the income treated as accruing in prior tax years.  U.S. persons should read the section of the accompanying preliminary pricing supplement called “Certain United States Federal Tax Considerations—Potential Application of the Constructive Ownership Rules” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” regime.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or retirement of their notes.  Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on their notes is effectively connected with the conduct of a U.S. trade or business.

In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the notes.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

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Mandatory Callable Participation Notes Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Both U.S. and non-U.S. persons considering an investment in the notes should read the discussion under “Description of Notes—Certain United States Federal Tax Considerations” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

On, or prior to, the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the notes by taking positions in the underlying shares or any stocks composing the share underlying index, futures and options contracts on the underlying shares, futures and options contracts on any stocks composing the share underlying index listed on major securities markets or any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial share price and downside threshold price and, therefore, could increase the price (i) at which the underlying shares must close on the final valuation date (if the notes are not called prior to maturity) before an investor receives a payment at maturity that exceeds the issue price of the notes, (ii) below which an investor would be exposed to any decline in the final share price relative to the initial share price (if the notes are not called prior to maturity) and (iii) at which we are obligated to call the notes on the mandatory call date.  For further information on our use of proceeds and hedging, see “Risk Factors—Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the notes” in this offering summary and “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA and IRA purchase considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the notes as long as either (A) (1) no Citigroup Global Markets affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the notes or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the preliminary pricing supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of up to $0.20 from Citigroup Funding for each note sold in this offering. The actual per note underwriting fee will be equal to the selling concession provided to selected dealers, as described in the next sentence. Citigroup Global Markets will pay selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $0.20, subject to reduction for volume purchase discounts, for each $10 note they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $0.20, subject to reduction for volume purchase discounts, for each $10 note they sell. See “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” below and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the preliminary pricing supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase notes without the prior written approval of the

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Mandatory Callable Participation Notes Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

customer, either directly or indirectly.
Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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Mandatory Callable Participation Notes Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per note may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by a particular investor according to the following chart.

Syndicate Information
Aggregate Principal Amount of Notes for Any Single Investor	Price to Public per Note	Underwriting Fee per Note	Selling Concession per Note
< $1,000,000	$10.0000	up to $0.2000	up to $0.2000
≥ $1,000,000 and < $3,000,000	$9.9667	up to $0.1667	up to $0.1667
≥ $3,000,000 and < $5,000,000	$9.9500	up to $0.1500	up to $0.1500
≥ $5,000,000	$9.9333	up to $0.1333	up to $0.1333

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Hypothetical Payments on the Notes

The following examples illustrate the payment at call and on the maturity date on the notes for a range of hypothetical closing prices for the underlying shares on the initial valuation date and final valuation date, depending on whether the closing price of the underlying shares (i) on the initial valuation date is or is not at or above the initial share price, (ii) on the final valuation date is or is not below the initial share price but at or above downside threshold price and (iii) on the final valuation date is or is not below the downside threshold price.

The hypothetical examples are based on the following hypothetical values and assumptions in order to illustrate how the notes work (and do not reflect the actual mandatory call amount, initial share price or downside threshold price):

Stated principal amount:	$10 per note

Initial valuation date:	August 2011

Final valuation date:	February 2012

Mandatory call amount:	$10.60 (106% of the stated principal amount)

Initial share price:	$47.00

Downside threshold price:	$42.30 (90% of the initial share price)

Leverage factor:	110%

Example A

On the initial valuation date, the closing price of the underlying shares is greater than or equal to the initial share price.  The notes are consequently called, and investors receive for each note they hold cash in an amount equal to $10.60 on the mandatory call date.  In this case, the return on the underlying shares (excluding any cash dividend payments) is 3.00%, whereas the return on the notes is 6.00%.

Example B

On the initial valuation date, the closing price of the underlying shares is greater than or equal to the initial share price.  The notes are consequently called, and investors receive for each note they hold cash in an amount equal to $10.60 on the mandatory call date.  In this case, the return on the underlying shares (excluding any cash dividend payments) is 20.00%, whereas the return on the notes is 6.00%.  Investors will not be able to participate in any appreciation of the closing price of the underlying shares beyond the mandatory call amount of 6.00%.

February 2011	Page 10

Example C

On the initial valuation date, the closing price of the underlying shares is less than the initial share price.  The notes consequently remain outstanding until maturity.  On the final valuation date, the closing price of the underlying shares is greater than the initial share price.  Consequently, on the maturity date, investors receive for each note they hold cash in an amount equal to $10 plus 110% of the appreciation of the underlying shares over the term of the notes.  In this case, the return on the underlying shares (excluding any cash dividend payments) is 20.00%, whereas the return on the notes is 22.00%.

Example D

On the initial valuation date, the closing price of the underlying shares is less than the initial share price.  The notes consequently remain outstanding until maturity.  On the final valuation date, the closing price of the underlying shares is less than the initial share price but greater than or equal to the downside threshold price.  Consequently, on the maturity date, investors receive for each note they hold cash in an amount equal to $10.  In this case, the return on the underlying shares (excluding any cash dividend payments) is -7.00%, whereas the return on the notes is 0.00%.

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Mandatory Callable Participation Notes Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Example E

On the initial valuation date, the closing price of the underlying shares is less than the initial share price.  The notes consequently remain outstanding until maturity.  On the final valuation date, the closing price of the underlying shares is less than both the initial share price and the downside threshold price.  Consequently, on the maturity date, investors receive for each note they hold cash in an amount equal to $10 minus the percentage decrease of the price of the underlying shares from the initial share price.  In this case, the return on the both the underlying shares (excluding any cash dividend payments) and the notes is -28.00%.

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Mandatory Callable Participation Notes Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-8 of the accompanying preliminary pricing supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

■
The notes do not pay interest or guarantee return of principal.  The terms of the notes differ from those of ordinary debt securities in that the notes do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the closing price of the underlying shares on the initial valuation date is less than the initial share price, we will not call the notes, and if the final share price has decreased from the initial share price and is below the downside threshold price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each note by an amount proportionate to the decrease in the closing price of the underlying shares. There is no minimum payment at maturity on the notes, and, accordingly, you could lose your entire investment.  See “Hypothetical Payments on the Notes.”

■
The notes may be mandatorily called, which limits the potential return on the notes and the opportunity to participate in any appreciation of the price of the underlying shares.  We will call the notes, in whole and not in part, if the closing price of the underlying shares on the initial valuation date is greater than or equal to the initial share price.  In the event that we call the notes, you will receive for each note you hold a fixed cash amount equal to the mandatory call amount of $10.50 to $10.65 (105.00% to 106.50% of the stated principal amount) (to be determined on the pricing date).  In this case, you will not have the opportunity to participate in any appreciation of the price of the underlying shares.

■
The underlying shares have been very volatile over the short term, which will affect whether we the notes will be mandatorily called.  Investors in the notes are taking the risk that the notes will be mandatorily called as described above and that the fixed mandatory call amount will result in a return on the notes that is less than a return on the underlying shares.  Whether the notes will be mandatorily called will depend on the closing price of the underlying shares on the initial valuation date, which is only approximately six months from the original issue date of the notes.  High levels of volatility in the underlying shares, as described below, mean that it is impossible to know what the closing price of the underlying shares will be in six months and, therefore, whether the notes will be mandatorily called at that time.

■
If the notes are not mandatorily called and the final share price is below the downside threshold price, your investment in the notes will result in a loss.  We will not call the notes if the closing price of the underlying shares on the initial valuation date is less than the initial share price.  If the notes are not mandatorily called, you will be exposed to any negative performance of the underlying shares on a 1-to-1 basis if on the final valuation date the final share price is less than the downside threshold price.  In this case, at maturity, the notes would be redeemed for less than the stated principal amount and, accordingly, you will lose money and could lose your entire investment.

■
Volatility of the underlying shares. Historically, the price of the underlying shares has been volatile. From January 3, 2006 to February 1, 2011, the closing price of the underlying shares has been as low as $18.22 per share and as high as $55.64 per share. The volatility of the price of the underlying shares may affect whether the notes will be called as described above and result in your receiving at maturity an amount less than the stated principal amount of your investment in the notes.

■
Potential for a lower comparable yield. The notes do not pay any periodic interest. As a result, if the notes are not mandatorily called, and if the final share price of the underlying shares does not increase sufficiently from the initial share price, the effective yield on the notes will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

■
The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the notes in the secondary market, including: the trading price, volatility (frequency and magnitude of changes in price) and dividend yield of the underlying shares and the stocks composing the share underlying index, interest and yield rate levels in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and that may affect the final share price, the exchange rates of the U.S. dollar relative to the currency in which the stocks composing the share underlying index trade, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the closing price of the underlying shares, and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. The price of the underlying shares may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Information about the Underlying Shares—Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount of the notes if you try to sell your notes prior to maturity.

■
The notes are subject to the credit risk of Citigroup Inc. and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the notes, to pay all

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Mandatory Callable Participation Notes Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

amounts due on the notes at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The notes are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the notes.

■
Investing in the notes is not equivalent to investing in the underlying shares, the share underlying index or the stocks composing the share underlying index. Investing in the notes is not equivalent to investing in the underlying shares, the share underlying index or the stocks composing the share underlying index. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks composing the share underlying index.

■
The price of the underlying shares is subject to currency exchange risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks composing the share underlying index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region. An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the share underlying index, the price of the underlying shares will be adversely affected and the payment at maturity on the notes may be reduced.

Of particular importance to potential currency exchange risk are:

■	existing and expected rates of inflation;

■	existing and expected interest rate levels;

■	the balance of payments; and

■	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

■
There are risks associated with investments in securities such as the notes linked to the value of emerging markets equity securities. The stocks composing the share underlying index and that are generally tracked by the underlying shares have been issued by companies in various emerging markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets may have relatively unstable governments, present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

■
Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the notes. The investment advisor to the iShares® MSCI Emerging Markets Index Fund, BlackRock Fund Advisors (the “Investment Advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the notes. MSCI is responsible for calculating and maintaining the share underlying index. MSCI may add, delete or substitute the stocks constituting the

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Mandatory Callable Participation Notes Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

share underlying index or make other methodological changes that could change the value of the share underlying index. MSCI may discontinue or suspend calculation or publication of the share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

■
The iShares® MSCI Emerging Markets Index Fund and the share underlying index are different. The performance of the underlying shares may not exactly replicate the performance of the share underlying index because the iShares® MSCI Emerging Markets Index Fund will reflect transaction costs and fees that are not included in the calculation of the share underlying index. It is also possible that the iShares® MSCI Emerging Markets Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI Emerging Markets Index Fund and the share underlying index or due to other circumstances. The Investment Advisor may invest up to 10% of the iShares® MSCI Emerging Markets Index Fund’s assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the share underlying index.

■
The anti-dilution adjustments do not cover every event that could affect the underlying shares.  Citigroup Global Markets, as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at call or maturity, the market price of the notes may be materially and adversely affected.

■
The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

■
The notes will not be listed on any securities exchange, and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Citigroup Global Markets may, but is not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

■
The calculation agent, which is an affiliate of ours, will make determinations with respect to the notes.  Citigroup Global Markets Inc., the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. will determine the initial share price, the mandatory call amount, the downside threshold price and the final share price and will calculate the amount of cash you will receive at call or maturity. Determinations made by Citigroup Global Markets Inc., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of successor shares in the event of delisting or suspension of trading in the underlying shares and the calculation of the final share price in the event of termination of the iShares® MSCI Emerging Markets Index Fund, may affect whether we call the notes and adversely affect the payout to you at maturity.

■
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the notes. One or more of our affiliates expect to hedge our obligations under the notes and will carry out hedging activities related to the notes (and to other instruments linked to the underlying shares and the share underlying index), including trading in the underlying shares and the stocks composing the share underlying index, as well as in other instruments related to the underlying shares and the share underlying index. Our affiliates also trade the underlying shares, the stocks composing the share underlying index and other financial instruments related to the underlying shares and the share underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and downside threshold price and, therefore, could increase the price (i) at which the underlying shares must close on the final valuation date (if the notes are not called prior to maturity) before an investor receives a payment at maturity that exceeds the issue price of the notes, (ii) below which an investor would be exposed to any decline in the final share price relative to the initial share price (if the

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Mandatory Callable Participation Notes Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

notes are not called prior to maturity) and (iii) at which we are obligated to call the notes on the mandatory call date.  Furthermore, such hedging or trading activities during the term of the notes, including on the initial valuation date and final valuation date, could adversely affect the price of the underlying shares on the initial valuation date and final valuation date and, accordingly, whether we will call the notes or (if the notes are not called prior to maturity) the amount of cash an investor will receive at maturity.

■
The U.S. federal income tax consequences of an investment in the notes are unclear. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes might be affected materially and adversely.  As discussed above under “Fact Sheet—Tax considerations,” even if the treatment of the notes as prepaid forward contracts is respected, the notes could be treated as “constructive ownership transactions.” In that case, all or a portion of any long-term capital gain U.S. Holders would otherwise recognize on a sale, exchange or retirement of the notes could be recharacterized as ordinary income, in which case an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period they held the notes.  In addition, as described above under “Fact Sheet—Tax considerations,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the notes.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the notes should review carefully the section of the accompanying preliminary pricing supplement entitled “Description of Notes—Certain United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Information about the Underlying Shares

The iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares®”), a registered investment company. iShares® consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the iShares® MSCI Emerging Markets Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This offering summary relates only to the notes offered hereby and does not relate to the underlying shares. We have derived all disclosures contained in this offering summary regarding iShares® from the publicly available documents described in the preceding paragraph. In connection with the offering of the notes, none of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares®. None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding iShares® is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares® could affect the value received at maturity with respect to the notes and therefore the trading prices of the notes.

Neither Citigroup Inc. nor any of its subsidiaries makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares®. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws. As a prospective purchaser of the notes, you should undertake an independent investigation of iShares® as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The notes are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization of emerging markets. It has a base date of December 31, 1987 and an initial level of 100. The identity and approximate sector weight of the five largest sectors represented in the MSCI Emerging Markets Index as of December 30, 2010 were as follows: Financials (25.0%), Materials (14.9%), Energy (14.3%), Information Technology (13.0%), Industrials (7.4%) and Telecommunication Services (7.4%). Current information regarding the market value of the MSCI Emerging Markets Index is published daily by MSCI Barra, the provider of the MSCI Emerging Markets Index, on its website.

The MSCI Emerging Markets Index adjusts the market capitalization of index constituents for free float and targets for index inclusion 85% of free float-adjusted market capitalization in each industry group, within each country. In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting MSCI Emerging Markets Index component securities. Currently, such changes in the MSCI Emerging Markets Index may only be made on four dates throughout the year: as of the close of the last business day of February, May, August and November.

THE MSCI EMERGING MARKETS INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS INCLUDED IN IT, AND YOUR RETURN ON THE NOTES, IF ANY, WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

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Mandatory Callable Participation Notes Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Computation of the MSCI Emerging Markets Index: Underlying Stock Eligibility Criteria and Annual Ranking Review. The selection of the companies and securities for the MSCI Emerging Markets Index is based on the following guidelines:

(i) define the equity universe of listed securities within the emerging market countries;

(ii) adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii) Classify the universe of securities into industry groups under the Global Industry Classification Standard (“GICS”); and

(iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI Barra considers the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include: strategic and other shareholdings not considered part of available free float; limits on share ownership for foreign investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI Barra will derive a “Foreign Inclusion Factor” for a company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI Barra will then “float-adjust” the weight of each constituent company in the MSCI Emerging Markets Index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in the MSCI Emerging Markets Index.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

MSCI Barra may add additional companies and securities to the MSCI Emerging Markets Index or subtract one or more of its current companies and securities prior to the expiration date of the Notes. Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the index at the effective date of such change is the same as it was immediately prior to such change.

Each company’s securities are maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining the MSCI Emerging Markets Index, emphasis is also placed on continuity, replicability and on minimizing turnover in the index.

MSCI Barra classifies index maintenance in three broad categories. The first category consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index promptly as they occur. The second category consists of quarterly index reviews aimed at promptly reflecting other significant market events. The third category consists of full country index reviews that systematically re-assess the various dimensions of the equity universe for all emerging market countries and are conducted on a fixed annual timetable.

Ongoing event-related changes to the MSCI Emerging Markets Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the index at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the MSCI Emerging Markets Index continues to be an accurate reflection of the evolving emerging markets equity marketplace. This is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI Emerging Markets Index at the time of their actual occurrence and that should not wait until the annual index review due to their importance. These quarterly index reviews may result in additions and deletions of MSCI Emerging Markets Index component securities from the MSCI Emerging Markets Index, as well as changes in foreign inclusion factors and in number of shares.

Additions and deletions of securities may result from: the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; changes in industry classification, significant increases or decreases in free float, and relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for early inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose company and/or security free float has fallen to less than 15% as a result of a corporate event and which do not meet specified criteria; the replacement of securities resulting from the review of price source for securities with both domestic and foreign board quotations; the deletion of securities that have become very small or illiquid; or other market events.

Significant changes in free float estimates and corresponding changes in the foreign inclusion factors for securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given

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Mandatory Callable Participation Notes Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

the lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI Barra’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; or other events of a similar nature.

Updates in the number of shares are generally small changes in a security’s shares outstanding and may result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, share buybacks or cancellations. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation.

The annual full MSCI Emerging Markets Index review includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for constituent and non-constituent securities, an updating of the minimum size guidelines for new and existing constituent securities, as well as changes typically considered for quarterly index reviews. During a full index review, securities may be added to or deleted from the MSCI Emerging Markets Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for index changes during quarterly index reviews as discussed above. The results of the annual full index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Index maintenance is reflected in the MSCI Emerging Markets Index.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI Barra.

We have derived all information regarding the MSCI Emerging Markets Index from publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, Morgan Stanley Capital International Inc. (“MSCI”) and Barra, Inc. (“Barra”). MSCI Barra is under no obligation to continue to publish, and may discontinue or suspend the publication of, the MSCI Emerging Markets Index at any time. None of Citigroup Global Markets, Citigroup Funding, Citigroup Inc. or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the MSCI Emerging Markets Index.

February 2011	Page 19

Mandatory Callable Participation Notes Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices of the underlying shares for each quarter in the period from January 3, 2006 through February 1, 2011. The closing price of the underlying shares on February 1, 2011 was $46.92. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying shares on the initial valuation date or final valuation date.

iShares® MSCI Emerging Markets Index Fund (CUSIP 464287234)	High	Low	Period End
2006
First Quarter	33.59	30.43	33.02
Second Quarter	37.03	27.34	31.23
Third Quarter	33.14	29.20	32.29
Fourth Quarter	38.15	31.80	38.10
2007
First Quarter	39.53	35.03	38.75
Second Quarter	44.42	39.13	43.82
Third Quarter	50.11	39.50	49.78
Fourth Quarter	55.64	47.27	50.10
2008
First Quarter	50.37	42.17	44.79
Second Quarter	51.70	44.43	45.19
Third Quarter	44.43	31.33	34.53
Fourth Quarter	33.90	18.22	24.97
2009
First Quarter	27.09	19.94	24.81
Second Quarter	34.64	25.65	32.23
Third Quarter	39.29	30.75	38.91
Fourth Quarter	42.07	37.56	41.50
2010
First Quarter	43.22	36.83	42.12
Second Quarter	43.98	36.16	37.32
Third Quarter	44.77	37.59	44.77
Fourth Quarter	48.58	44.77	47.62
2011
First Quarter (through February 1, 2011)	48.32	45.32	46.92

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February 2011	Page 20

Citigroup Funding Inc.